Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 13, 2004, except for paragraph 5 of Note 6, as to which the date is February 25, 2004, and February 13, 2004, accompanying the consolidated financial statements and schedule, respectively, included in the Annual Report of CellStar Corporation on Form 10-K for the year ended November 30, 2003, which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports.

/s/ Grant Thornton LLP

Dallas, Texas

December 22, 2004